UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 16, 2008

ENERGYSOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33830	51-0653027
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

423 West 300 South, Suite 200, Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 649-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Background

On December 11, 2007, EnergySolutions, Inc. (the “Company”) entered into an Asset Sale Agreement (the “Asset Sale Agreement”) with Exelon Generation Company, LLC (“Generation”), ZionSolutions, LLC (“ZionSolutions”) and EnergySolutions, LLC (“ES LLC”) regarding the decommissioning of Generation’s Zion nuclear facility located in Zion, Illinois (“Zion Station”), which ceased operation in 1998. ZionSolutions is a wholly owned subsidiary of ES LLC, which is a wholly owned subsidiary of the Company.

Pursuant to the Asset Sale Agreement, Generation will transfer to ZionSolutions substantially all of the assets (other than land) associated with Zion Station, including assets held in nuclear decommissioning trusts. In consideration for Generation’s transfer of those assets, ZionSolutions will assume decommissioning and other liabilities associated with the Zion Station. ZionSolutions will take possession and control of the land associated with the Zion Station pursuant to a Lease Agreement with Generation, to be executed at the closing. Under the Lease Agreement, ZionSolutions will commit to complete the required decommissioning work according to an established schedule and will construct a dry cask storage facility on the land for spent nuclear fuel currently held in spent fuel pools at the Zion Station.

Pursuant to the Asset Sale Agreement and in connection with the lease of the land and the transfer of the Zion Station assets to ZionSolutions at the closing of the transaction, the parties will enter into various other agreements to ensure the performance of the obligations of ZionSolutions under its contracts to complete the required decommissioning and other work. In particular, the Company and ES LLC have agreed to execute a Credit Support Agreement pursuant to which they will deliver a letter of credit in the face amount of $200.0 million, which will be held by Generation. Upon the occurrence of specified events of default, Generation will be allowed to draw upon the letter of credit.

Amendment Agreements

On July 16, 2008, ES LLC and the Company entered into an Amendment Agreement (the “ES Amendment Agreement”) with Citigroup Global Markets Inc., Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, Credit Suisse, J.P. Morgan Securities Inc., JP Morgan Chase Bank, N.A. and certain lenders party to the Second Amended and Restated Credit Agreement, dated as of June 7, 2006 (as subsequently amended, the “Existing ES Credit Agreement”), among ES LLC, as the borrower, Citicorp North America, Inc., as the administrative agent, and other parties party thereto. The ES Amendment Agreement provides that the Existing ES Credit Agreement shall be amended and restated in its entirety upon satisfaction of certain conditions.

On July 16, 2008, Duratek, Inc., a wholly owned subsidiary of the Company (“Duratek”) entered into an Amendment Agreement (the “Duratek Amendment Agreement” and, together with the ES Amendment Agreement, the “Amendment Agreements”) with Citigroup Global Markets Inc., Citicorp North America, Inc., and certain lenders party to the Credit Agreement, dated as of June 7, 2006 (as subsequently amended, the “Existing Duratek Credit Agreement”), among Duratek, as the borrower, Citicorp North America, Inc., as the administrative agent, and other parties party thereto. The Duratek Amendment Agreement provides that the Existing Duratek Credit Agreement shall be amended and restated in its entirety upon satisfaction of certain conditions.

The Existing ES Credit Agreement and the Existing Duratek Credit Agreement are collectively referred to herein as the “credit facilities.”

The credit facilities initially consisted of a $75.0 million revolving credit facility (with a sublimit of $60.0 million for letters of credit), which matures on June 7, 2011, $770.0 million term loan facilities, which mature on June 7, 2013, and a $25.0 million synthetic letter of credit facility, which matures on June 7, 2013. On February 9, 2007, the synthetic letter of credit facility was increased to $100.0 million.

The amended and restated credit facilities were sought (a) to allow the Company to provide for a new letter of credit facility in aggregate principal amount of $200.0 million (the “Zion letter of credit facility”) pursuant to the Asset Sale Agreement and (b) to return the existing synthetic letters of credit facility deposits and make term letter of credit facility loans in aggregate principal amount of $100.0 million for which the Company will maintain restricted cash equal to the amount of the facility. The new term letter of credit facility and the restricted cash amount will be reflected on the Company’s consolidated balance sheet.

The Amendment Agreements provide that the amended and restated credit facilities will include letter of credit fees of 2.50% with respect to letters of credit issued under each of the revolving loan facility and the Zion letter of credit facility. In addition, the Amendment Agreements provide that the amended and restated credit facilities will provide for interest rates on loans as follows: (i) with respect to any term loan, (x) LIBOR plus 2.50% (or LIBOR plus 2.00% when the leverage ratio is less than 2.0 to 1.0) or (y) the base rate plus 1.25% (or the base rate plus 1.00% when the leverage ratio is less than 2.0 to 1.0), (ii) with respect to any revolving loan, (x) LIBOR plus 2.50% or (y) the base rate plus 1.25%, and (iii) with respect to any term letter of credit facility loan, LIBOR plus 2.50% (or LIBOR plus 2.00% when the leverage ratio is less than 2.0 to 1.0).

The Amendment Agreements provide that the amended and restated credit facilities are subject to the satisfaction of certain conditions precedent, including those related to approval for the transactions contemplated by the Asset Sale Agreement. The Company expects that such conditions precedent shall be fulfilled by the end of the third quarter of 2008 or soon thereafter.

Item 2.02  Results of Operations and Financial Condition

The following are the Company’s preliminary unaudited selected results of operations for the three-month period ended June 30, 2008. These results remain subject to the completion of the Company’s normal quarter-end closing procedures.

For the three months ended June 30, 2008, the Company estimates that its revenues will be between $445 million and $465 million, and that its net income per share will be between $0.13 and 0.14 per share. The Company estimates that the non-cash amortization of intangible assets, net of the related income tax expense, will be approximately $4.6 million and that net income per share before the non-cash impact of amortization of intangible assets will be between $0.18 and $0.19 per share. The Company defines net income before the non-cash impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense. Per-share amounts are calculated assuming 88.4 million fully-diluted shares outstanding. In light of these preliminary unaudited results of operations, the Company's expected full-year results of operations for 2008 remain unchanged from its previously announced expectations.

Because the second quarter has recently ended, this unaudited financial information is, by necessity, preliminary in nature, based only upon preliminary information available to the Company as of the date of this current report and has not been reviewed by the Company’s independent registered public accounting firm. The Company’s actual results of operations for the three-month period ended June 30, 2008 could differ materially from the Company’s estimates presented in this current report due to completion of the Company’s quarterly close procedures, final adjustments and other developments that may arise before the Company’s financial results for this period are finalized. Accordingly, investors should not place undue reliance on the foregoing unaudited financial information.

Forward Looking Statements

This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as “expect”, “will”, or words of similar meaning. These statements are based on the Company’s current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond the Company’s control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1       Amendment Agreement, dated as of July 16, 2008, among EnergySolutions, LLC, EnergySolutions, Inc., Citigroup Global Markets Inc., Citicorp North America, Inc.,

Credit Suisse Securities (USA) LLC, Credit Suisse, J.P. Morgan Securities Inc., JP Morgan Chase Bank, N.A. and certain other financial institutions named therein.

10.2         Amendment Agreement, dated as of July 16, 2008, among Duratek, Inc., Citigroup Global Markets Inc., Citicorp North America, Inc. and certain other financial institutions named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYSOLUTIONS, INC.

Date: July 22, 2008	By:	/s/ Val John Christensen
	Name:	Val John Christensen
	Title:	Executive Vice President, General Counsel and Secretary